MAXIM TEP
Technology Enhanced Production

## EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 1st day of June 2007, by and between MAXIM TEP, INC., a Texas corporation, (the "Company"), and Daniel W. Williams, an individual who currently resides at the address set forth in Section 9 below (the "Executive").

## RECITALS

**WHEREAS** The Executive was employed as the President and Chief Executive Officer of Maxim Energy, Inc. from and after January 25, 2004; and

**WHEREAS** The Board of Directors of Maxim Energy, Inc. ratified the election of the Executive as the President and Chief Executive Officer by unanimous vote on March 10, 2004 and authorized the Audit Committee of the Board was empowered to enter into this Agreement embodying the terms and conditions contained herein; and

**WHEREAS**, Maxim Energy, Inc. was merged with and into the Company on September 23, 2004, and all officers, directors and employees of Maxim Energy, Inc. became officers, directors and employees of the Company; and

**WHEREAS**, the Company has moved to position itself for a public listing and Executive is better suited to manage field operations and land acquisitions for the Company, and

**WHEREAS**, the newly appointed 2007 Board of Directors of the Company desires to continue to retain the services of Executive pursuant to the terms of this Agreement while recognizing that he will not be part of Executive Management of the Company; and

**NOW, THEREFORE**, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Capitalized terms used in this Agreement not otherwise defined in this Agreement are defined in Section 19 below.

2. Term. The initial term of employment under this Agreement shall be for a five-year period commencing on the Effective Date (the "Initial Term"). The term of employment shall be

automatically renewed for an additional consecutive 12-month period (the "Extended Term") as of the third and every subsequent anniversary of the Effective Date, unless and until either party provides written notice to the other party in accordance with Section 9 hereof not less than 90 days before such anniversary date that such party is terminating the term of employment under this Agreement ("Non-Renewal"), which termination shall be effective as of the end of such Initial Term or Extended Term, as the case may be, or until such term of employment is otherwise sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the "Employment Period." A notice of Non-Renewal given by either party to this Agreement shall not be deemed a termination of the Executive's employment for purposes of Section 8 of this Agreement.

3. **Position and Duties**. The Executive shall serve as Interim President/CEO of Maxim TEP, Inc. until such time as a permanent President/CEO is named and concurrently serve as President/Chief Executive Officer ("PRES/CEO") of a wholly-owned subsidiary of the Company (the "Land Subsidiary" or "LandSub") whose responsibility shall be land acquisitions and oil field operations, during the Employment Period. This Agreement recognizes that The Executive shall not be part of Executive management of the parent Maxim TEP, Inc., nor a member of its Board of Directors after the Board names a permanent President/CEO of Maxim TEP, Inc.. As the PRES/CEO of the LandSub, the Executive shall render executive, policy and other management services to the LandSub of the type customarily performed by persons serving as its PRES/CEO, in accordance with its Articles of Incorporation and Bylaws. The Executive shall report to the Company Board of Directors while exercising full autonomy over Company technologies and oil field operations. The Executive shall also perform such other duties with the LandSub and with any Subsidiary as the Executive Committee and/or the Board may from time to time reasonably determine and assign to the Executive. The Executive shall devote the Executive's reasonable best efforts and substantially full business time to the performance of the Executive's duties and the advancement of the business and affairs of the Company and its LandSub.

4. **Place of Performance**. In connection with the Executive's employment by the Company, the Executive shall be based at the principal offices of the Company in The Woodlands, Texas, with additional services required at the Company's offices established at the locations of its various land operations nationwide, reflected in his compensation, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business, with the Executive compensated for travel to and from said offices.

5. **Compensation and Benefits; Stock Option**.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the "Base Salary") of $350,000.00. Said Base Salary shall be increased to $375,000.00 after the first anniversary of the Effective Date; to $400,000.00 after the second anniversary of the Effective Date; and any increase thereafter shall be at the discretion of the Board. The Base Salary shall be paid in full or in part based on the cash position of the Company as determined by its CFO and any base salary not collected shall be deferred with an option to convert that deferred salary to Company stock at a conversion right of $.75 per share.

(b) Share Replacement. In recognition of the dedication of the Executive in utilizing personally owned Company shares so as to assist the development of the Company at a personal loss to the Executive, the Company will hereby grant the Executive the sum of 2,500,000 shares of Common Stock to replace those shares used in assisting the Company.

(c) Benefits. During the Employment Period, the Executive will be entitled to participate in any health and/or benefit plan of the Company (on the same terms as provided to other senior executive operating officers of the Company). Nothing in this Agreement shall restrict the right of the Company to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

(d) Automobile. During the Employment Period, the Executive will be entitled to an automobile/gas allowance of $1,250.00 paid monthly.

(e) Mobile Phone/Internet Connection. During the Employment Period, the Executive will be supplied with a cellular phone, whose business-related calls will be paid by the Company, and an Internet connection for home connection to the Company system.

(f) Bonus. During the Employment Period, the Executive will be entitled to receive bonuses based on the annual performance of the Company. That bonus will be: $500,000 when the Company's public valuation as defined by a public market is $500,000,000.00 with an additional bonus annually of $100,000.00 per each additional $100,000,000.00 increase in the market cap of the Company. Any other Bonus shall be at the discretion of the Board. Bonuses shall be paid in cash or at Daniel Williams' discretion equivalent value in Common Stock Warrants five year exercisable at $.75 cents USD. It is expressly understood that should the Company request, and the Executive agree to voluntarily step down from his position in favor of another individual, or should the Company be acquired, all Bonus awards shall continue and be honored by the Company, and that liability accepted by the successor firm as part of its acquisition agreement.

(g) Holidays; Vacation. The Executive shall be entitled to all public holidays observed by the Company and a four- (4) week vacation after his first year of service, and five (5) weeks of vacation starting in his second year of engagement. The Executive shall take vacation at a reasonable time or times.

(h) Key Man Insurance. The Company shall pay for a $2 million face value term life insurance policy for "Key Man" insurance. The Company, together with an Executive Designee shall be the equal beneficiaries.

(g) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy or are otherwise authorized by the Executive.

6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties under this Agreement. The Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an

itemized account, including reasonable substantiation, of such expenses. The Executive Committee of the Board shall approve all monthly expenses over $5,000.

7. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Executive shall enter into a Confidentiality, Non-Disclosure and Non-Competition Agreement (the "Related Agreement"), in the form of Exhibit B to this Agreement.

8. Termination of Employment.

(a) Permitted Terminations. The Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

(i) Death. The Executive's employment shall terminate upon the Executive's death;

(ii) By the Company. The Company may terminate the Executive's employment by unanimous vote of the Board:

(A) If the Executive shall have been substantially unable to perform the Executive's duties due to physical or mental disability or incapacity for a period of three (3) successive months. For the purposes of the preceding sentence, a physician mutually acceptable to the Company and Executive shall determine "physical or mental disability or incapacity".

; Or

(B) For Cause;

(iii) By the Executive. The Executive may terminate his employment for Reasonable Cause, as defined in Section 19(k) herein.

(b) Termination. Any termination of the Executive's employment by the Company or the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination and said termination can only be accomplished by unanimous vote of the Board of Directors of the Company.

9. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

(i) If to the Company:
**MAXIM TEP, INC.**
9400 Grogan's Mill Road, Suite 205
The Woodlands, Texas 77380
Fax: 281-466-1531

(ii) If to the Executive:
Daniel W. Williams
6700 Woodlands Parkway, Unit 230
The Woodlands, Texas 77380
Cell: 832-264-8240
dan@maximtep.com

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10. **Severability**. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

11. **Survival**. It is the express intention and agreement of the parties hereto that the provisions of Sections 8, 9, 10, 12, 16 and 19 hereof and this Section 11 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

12. **Assignment**. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

13. **Binding Effect**. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns. Should there be any change in control of the Company, this Agreement shall prevail to be honored by those parties in control of the Company for the life of this Agreement.

14. Amendments; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

15. **Headings**. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

16. **Governing Law**. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

17. **Entire Agreement**. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

18. **Counterparts**. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

19. **Definitions**.

(a) "Agreement" means this Employment Agreement.

(b) "Base Salary" is defined in Section 5(a) above.

(c) "Board" means the Board of Directors of the Company.

(d) "Cause" means

(i) the conviction of a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Company or any of its Subsidiaries or any of their customers or suppliers;

(ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute that causes substantial and material injury to the business and operations of the Company or such Subsidiary;

MAXIM TEP, INC.
9400 GROGAN'S MILL ROAD, SUITE 205 ◊ THE WOODLANDS, TX 77380
PHONE: 281.466.1530 FAX: 281.466.1531 ◊ www.maximtep.com
"Technology Enhanced Production"

(iii) substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Board (other than any such failure resulting from the Executive's incapacity due to injury or illness), and such failure is not cured within 30 days after the Executive receives written notice thereof from the Board that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties;

(iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries that causes substantial and material injury to the business and operations of the Company or such Subsidiary;

(v) any material breach of the Related Agreement.

For purposes of this definition, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company; and any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(e) "Code" means the Internal Revenue Code of 1986, as amended.

(f) "Company" means Maxim TEP, Inc. and its successors and assigns.

(g) "Date of Termination" means

(i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death;

(ii) if the Executive's employment is terminated because of the Executive's disability pursuant to Section 8(a)(ii)(A) hereof, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period;

(iii) if the Executive's employment is terminated by the Company for Cause pursuant to Section 8(a)(ii)(B) hereof or by the Executive pursuant to Section 8(a)(iii) hereof, the date specified in the Notice of Termination; or

(h) "Effective Date" means June 1st, 2007.

(i) "Employment Period" is defined in Section 2 above.

(j) "Executive" means Daniel W. Williams.

(k) "Reasonable Cause" means

(i) the Company's failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such

default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions;

(ii) a material reduction in the scope of the Executive's title or duties without his written consent;

(iii) any requirement by the Company without the written consent of the Executive that the Executive relocate to a place more than 50 miles from The Woodlands, Texas to perform his duties hereunder.

(l) "Initial Term" is defined in Section 2 above.

(m) "Non-Renewal" is defined in Section 2 above.

(n) "Notice of Termination" is defined in Section 8(b) above.

(o) "Related Agreement" is defined in Section 7 above.

(p) "Subsidiary" means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries and any partnership, Limited Liability Company or other entity in which the Company or any subsidiary owns a controlling interest.

20. **Severance Rights**. At any time after the Executive has been employed by the Company for at least ninety (90) days from the Effective Date under this Agreement, in the event that the Executive terminates this Agreement for Reasonable Cause as defined in Paragraphs (k)(ii), (k)(iii), and (k)(iv) of Section 19 herein, or Company decides to terminate Executive, the Executive shall be entitled to receive the following:

As severance pay, if Termination occurs (i) within one (1) year of the Effective Date, an amount equal to six (6) month's Base Salary, as defined in Section 5 herein, at the annual rate then in effect as of the Date of Termination; (ii) after one year, but prior to the completion of the second year from the Effective Date, an amount equal to twelve (12) month's Base Salary, as defined in Section 5 herein, which would have been payable to Executive hereunder (in the absence of the termination of this Agreement by Executive), and (iii) after two years of employment from the Effective Date, an amount equal to twelve (12) month's Base Salary, as defined in Section 5 herein, which would have been payable to Executive hereunder.

In the event of Termination by the Company of this Agreement under Section 8 (a) herein, the Executive shall not be entitled to any severance.

21. **Indemnification of Company**. The Company hereby indemnifies and agrees to hold the Executive harmless from and against any and all damage, loss, liability, claim, cost, expense, action and causes of action (including without limitation, reasonable attorney's fees and

including without limitation, any liabilities of Executive as a responsible person for payroll taxes owed by the Company for payroll tax liabilities incurred prior to the Effective Date of this Agreement. The Company would also allow the Executive to engineer a repayment plan on all payroll tax issues, so as insure a settlement beneficial to the Company.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the Effective Date.

MAXIM TEP, INC.

By: Carl W. Landers 6-26-07

Carl Landers — Date

Director & Head of Compensation Committee

By: Dr. John Rhoten, Jr. 6-26-07

Dr. John Rhoten, Jr. — Date

Director, Compensation Committee

THE EXECUTIVE:

By: Daniel W. Williams 6/26/07

Date

Name: Daniel W. Williams

*Witnessed:*

By: ______________________ ______________

Date

Name: ______________________

MAXIM TEP, INC.
9400 GROGAN'S MILL ROAD, SUITE 205 ◆ THE WOODLANDS, TX 77380
PHONE: 281.466.1530 FAX: 281.466.1531 ◆ www.maximtep.com
*"Technology Enhanced Production"*